                                                                  EXHIBIT 12.1.1


                       HOME PRODUCTS INTERNATIONAL, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   FOR THE FIVE YEARS ENDED DECEMBER 27, 1997
                  AND THE THIRTEEN WEEKS ENDED MARCH 28, 1998


                                                                                                             THIRTEEN
                                                                                                               WEEKS
                                                               YEAR ENDED                                      ENDED
                                 ------------------------------------------------------------------------   -----------
                                 DECEMBER 25,  DECEMBER 31,   DECEMBER 30,    DECEMBER 28,   DECEMBER 27,    MARCH 28,
                                     1993          1994           1995            1996           1997          1998
                                 ------------  ------------   ------------    ------------   ------------   -----------
                                                                 (DOLLARS IN THOUSANDS)
EARNINGS:

Earnings (loss) before
  interest, income taxes,
  extraordinary charge, and
  cumulative effect of change
  in accounting principles         $ 3,119      $ (4,783)       $ (3,387)        $ 1,513       $ 12,818       $ 5,150

Portion of rent expense
  representing interest                105           133             127             118            395           151
                                   -------      --------        --------         -------       --------       -------

     Total earnings                $ 3,224      $ (4,650)       $ (3,260)        $ 1,631       $ 13,213       $ 5,301
                                   =======      ========        ========         =======       ========       =======


FIXED CHARGES:

Interest expense                   $ 1,066      $    999        $    896         $   707       $  5,152       $ 3,006

Capitalized interest                   -             -               -               -              -             -

Portion of rent expense
  representing interest                105           133             127             118            395           151
                                   -------      --------        --------         -------       --------       -------

     Total fixed charges           $ 1,171      $  1,132        $  1,023         $   825       $  5,547       $ 3,157
                                   =======      ========        ========         =======       ========       =======

RATIO OF EARNINGS TO
  FIXED CHARGES:                       2.8           -   (a)         -   (a)         2.0            2.4           1.7
                                   =======      ========        ========         =======       ========       =======




(a) The 1994 and 1995 coverage deficiencies were $5.8 million and $4.3 million, respectively.